Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PACIFIC SUNWEAR OF CALIFORNIA, INC., et al.,[1]	) )	Case No. 16-10882 (LSS)
)
Debtors.	)	Jointly Administered
)

REVISED JOINT PLAN OF REORGANIZATION OF

PACIFIC SUNWEAR OF CALIFORNIA, INC. AND ITS

DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Michael L. Tuchin, Esq. David M. Guess, Esq. Jonathan M. Weiss, Esq. Sasha M. Gurvitz, Esq.	Michael R. Nestor, Esq. (Bar No. 3526) Joseph M. Barry (Bar No. 4221) Maris J. Kandestin (Bar No. 5294) Shane M. Reil (Bar No. 6195)
KLEE, TUCHIN, BOGDANOFF & STERN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
1999 Avenue of the Stars, 39th Floor	Rodney Square, 1000 North King Street
Los Angeles, California 90067	Wilmington, Delaware 19801
Telephone: (310) 407-4029	Telephone: (302) 571-6600
Facsimile: (310) 407-9090	Facsimile: (302) 571-1253
E-mail: mtuchin@ktbslaw.com	E-mail: mnestor@ycst.com
dguess@ktbslaw.com jweiss@ktbslaw.com sgurvitz@ktbslaw.com	jbarry@ycst.com mkandestin@ycst.com sreil@ycst.com

Counsel to the Debtors and Debtors in Possession

Dated: September 6, 2016

1	The Debtors and the last four digits of their respective federal taxpayer identification numbers are as follows: Pacific Sunwear of California, Inc. (9463-CA); Miraloma Borrower Corporation (0381-Del.); and Pacific Sunwear Stores Corp. (5792-CA). The Debtors’ address is 3450 East Miraloma Avenue, Anaheim, CA 92806.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	14
C.	Computation of Time	15
D.	Governing Law	15
E.	Reference to Monetary Figures	15
F.	Reference to the Debtors or the Reorganized Debtors	16

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX CLAIMS		16

A.	Administrative Claims	16
B.	DIP Facility Claims	17
C.	Priority Tax Claims	17
D.	Statutory Fees	17

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18

A.	Classification of Claims and Interests	18
B.	Summary of Classification	18
C.	Treatment of Claims and Interests	19
D.	Acceptance or Rejection of the Plan	24
E.	Special Provision Governing Claims that are Not Impaired	24
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	24
G.	Subordinated Claims	25
H.	Elimination of Vacant Classes	25
I.	Intercompany Claims and Intercompany Interests	25

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		25

A.	Restructuring Transactions	25
B.	Reorganized Parent	26
C.	Sources of Consideration for Plan Distributions	26
D.	Corporate Existence	27
E.	Vesting of Assets in the Reorganized Debtors	27
F.	Cancellation of Securities and Agreements	27
G.	Corporate Action	28
H.	New Organizational Documents	28
I.	Directors, Managers, and Officers of the Reorganized Debtors	29
J.	Effectuating Documents; Further Transactions	29
K.	Section 1146 Exemption	29
L.	Director and Officer Liability Insurance; Other Insurance	29
M.	Preservation of Causes of Action	30
N.	Section 1145 Exemption	31

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	31
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	32
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	33
D.	List of Designated Leases	34
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	34
F.	Reservation of Rights	35
G.	Nonoccurrence of Effective Date	35

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ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		35

A.	Timing and Calculation of Amounts to Be Distributed	35
B.	Disbursing Agent	36
C.	Rights and Powers of Disbursing Agent	36
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
E.	Compliance with Tax Requirements	37
F.	Allocations	37
G.	Setoffs and Recoupment	37
H.	Claims Paid or Payable by Third Parties	38

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		38

A.	Allowance of Claims	38
B.	Claims Administration Responsibilities	39
C.	Estimation of Claims	39
D.	Adjustment to Claims Without Objection	39
E.	Time to File Objections to Claims	39
F.	Disallowance of Claims	39
G.	Amendments to Claims	40
H.	No Distributions Pending Allowance	40
I.	Distributions After Allowance	40

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		40

A.	Compromise and Settlement of Claims, Interests and Controversies	40
B.	Discharge of Claims and Termination of Interests	41
C.	Release of Liens	41
D.	Releases by the Debtors	41
E.	Releases by Holders	42
F.	Exculpation	42
G.	Injunction	43
H.	Term of Injunctions or Stays	43

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		43

A.	Conditions Precedent to Confirmation	43
B.	Conditions Precedent to the Effective Date	44
C.	Waiver of Conditions	45
D.	Effect of Failure of Conditions	45

ARTICLE X. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		45

A.	Modification and Amendments	45
B.	Effect of Confirmation on Modifications	46
C.	Revocation or Withdrawal of Plan	46

ARTICLE XI. RETENTION OF JURISDICTION		46

ARTICLE XII. MISCELLANEOUS PROVISIONS		48

A.	Immediate Binding Effect	49
B.	Additional Documents	49
C.	Statutory Committee and Cessation of Fee and Expense Payment	49
D.	Reservation of Rights	49
E.	Successors and Assigns	49

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F.	Notices	49
G.	Entire Agreement	51
H.	Exhibits	51
I.	Severability of Plan Provisions	51
J.	Votes Solicited in Good Faith	51
K.	Closing of Chapter 11 Cases	52
L.	Conflicts	52

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INTRODUCTION

Pacific Sunwear of California, Inc. and its debtor affiliates, as debtors and debtors in possession propose this joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code.2 This Plan constitutes a separate chapter 11 plan for each Debtor and, unless otherwise set forth herein, the classifications and treatment of Claims and Interests apply to each individual Debtor.

Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, and historical financial information, as well as a summary and description of this Plan.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A. Defined Terms

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1. “ABL Agent” means Wells Fargo Bank, National Association, in its respective capacities as administrative agent and collateral agent under the ABL Credit Agreement.

2. “ABL Claims” means Claims in favor of the ABL Lender arising under the ABL Credit Agreement.

3. “ABL Credit Agreement” means that certain Credit Agreement dated as of December 7, 2011, by and among Pacific Sunwear of California, Inc., as lead borrower, the other borrowers thereto, the guarantors party thereto, the lenders party thereto and the ABL Agent.

4. “ABL Facility” means that certain secured revolving credit facility under the ABL Credit Agreement.

5. “ABL Lender” means Wells Fargo Bank, National Association, in its capacity as lender under the ABL Credit Agreement.

6. “Accrued Professional Compensation Claim” means any Claim on account of accrued, contingent, and/or unpaid fees and expenses for legal, financial advisory, accounting, and other services and reimbursement of expenses through the Effective Date that are awardable and allowable under sections 328, 330, 331, or 1103 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by Final Order, (a) to the extent that any such fees and expenses have not been previously paid and (b) after applying any unapplied retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer give rise to any Accrued Professional Compensation Claim.

[2]	Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A.

7. “Administrative Claim” means any Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code; and (c) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code which have been approved by the Court upon a motion on notice under sections 503(b)(3), (4) and (5).

8. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

9. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is scheduled by the Debtors as not disputed, contingent, or unliquidated and for which no Proof of Claim, objection or request for estimation has been timely Filed on or before any applicable objection deadline (including the Claims Objection Deadline), if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court; (b) a Claim, as to which a Proof of Claim has been filed, that is not a Disputed Claim on or before the Claims Objection Deadline (as the same may be extended from time to time) or has been allowed by a Final Order; (c) a Claim that is allowed (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court or (iii) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; or (d) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Debtors or the Reorganized Debtors, as the case may be, pursuant to a Final Order of the Bankruptcy Court; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder. Except for any Claim that is expressly Allowed herein, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed and for which no Proof of Claim has been Filed is not considered Allowed and shall be deemed expunged upon entry of the Confirmation Order.

10. “Assumed Executory Contract and Unexpired Lease List” means the list (as may be amended), if any, as determined by the Debtors and the Winning Bidder, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Reorganized Debtors pursuant to the provisions of Article V of the Plan and which shall be included in the Plan Supplement, and which list, for the avoidance of doubt, must include the Employee Plans.

11. “Auction” means the auction, if any, for all or substantially all of the Debtors’ assets, conducted in accordance with the Bidding Procedures.

12. “Avoidance Actions” means any and all Causes of Action to avoid a transfer of property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code.

13. “Ballot” means the form approved by the Bankruptcy Court and distributed to Holders of Impaired Claims entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan.

14. “Bankruptcy Code” means chapter 11 of title 11 of the United States Code.

15. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

16. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.

17. “Bidding Procedures” means the procedures governing the auction and sale of all or substantially all of the Debtors’ assets, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms.

18. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

19. “Cash” means the legal tender of the United States of America.

20. “Causes of Action” means any action, claim, interest, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, remedy, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable, directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

21. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under case number 16-10882 (LSS).

22. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

23. “Claims Bar Date” means the date or dates to be established by the Bankruptcy Court by which Proofs of Claim must be Filed.

24. “Claims Objection Deadline” means the latest of (a) ninety (90) days after the Effective Date, (b) thirty (30) days after entry of a Final Order under section 502(j) of the Bankruptcy Code reinstating any Claim previously disallowed, (c) ninety (90) days after the filing of a Claim or any amendment to any Claim, or (d) such other later date as is established by order of the Bankruptcy Court.

25. “Claims Register” means the official register of Claims maintained by the Notice, Claims, and Balloting Agent.

26. “Class” means a class of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

27. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A having been satisfied or waived pursuant to Article IX.C.

28. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

30. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

31. “Consummation” means the occurrence of the Effective Date.

32. “Credit Bid” means any bid for all or substantially all of the Debtors’ assets submitted in accordance with the Bidding Procedures, to the extent the consideration under such bid consists of the offset of Secured Claims against the proposed purchase price in accordance with section 363(k) of the Bankruptcy Code.

33. “Creditors’ Committee” means the statutory committee of unsecured creditors, if any, appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as may be reconstituted from time to time.

34. “Cure Claim” means a Claim, if any, in connection with the assumption or assumption and assignment of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable law.

35. “Cure Notice” means a notice, if any, of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

36. “Debtor” means one or more of the Debtors, as debtors and debtors in possession, each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

37. “Debtors” means, collectively: (a) Parent; (b) PS Stores; and (c) Miraloma.

38. “DIP Agent” means Wells Fargo Bank, National Association, in its respective capacities as administrative agent and collateral agent under the DIP Facility Credit Agreement, together with its respective successors and assigns in such capacities.

39. “DIP Facility” means that senior secured superpriority debtor-in-possession credit facility, comprised of a revolving credit facility in an aggregate principal amount that, when aggregated with the revolving exposure outstanding under the ABL Credit Agreement, shall not exceed $100,000,000.

40. “DIP Facility Claim” means any Claim derived from, based upon, relating to, or arising from the DIP Facility Credit Agreement.

41. “DIP Facility Credit Agreement” means the agreement governing the DIP Facility, dated as of April 7, 2016, among the Debtors, the DIP Agent and the DIP Lenders (as amended, restated, supplemented, or otherwise modified from time to time), as well as any other documents entered into in connection therewith, which such documents shall be in form and substance acceptable to the DIP Agent, the DIP Lenders, and the Term Loan Lenders in their respective sole discretion.

42. “DIP Lenders” means the banks, financial institutions, and other lenders party to the DIP Facility Credit Agreement from time to time.

43. “DIP Order” means any interim order (or orders) and the final order of the Bankruptcy Court, each in form and substance acceptable to the DIP Agent, the DIP Facility Lenders, and the Term Loan Lenders in their respective sole discretion, authorizing, inter alia, the Debtors to enter into the DIP Facility Credit Agreement and incur postpetition obligations thereunder.

44. “Disbursing Agent” means the Debtors and/or the Reorganized Debtors (as applicable), or the Entity or Entities selected by the Debtors and/or the Reorganized Debtors and identified in the Plan Supplement, to make or facilitate distributions contemplated under the Plan.

45. “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Pacific Sunwear of California, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated April 7, 2016, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and which shall be in form and substance acceptable to the Term Loan Lenders in their sole discretion.

46. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) Claims or Interests disputed under the Plan, (b) Claims that are scheduled by the Debtors as disputed, contingent, or unliquidated as to which no Proof of Claim in a non-contingent, liquidated amount has been filed; (c) a Proof of Claim that, on its face, is contingent or unliquidated; (d) Claims or Interests subject to a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 (in each case, filed before the Claims Objection Deadline), which objection and/or request for estimation has not been withdrawn or determined by a Final Order, (e) Claims or Interests improperly asserted, by the untimely or otherwise improper filing of a Proof of Claim as required by order of the Bankruptcy Court, provided, however, that all such improperly asserted, untimely or otherwise improperly filed claims will become “Allowed” if the Debtors fail to file an objection to such claim by the Claims Objection Deadline, which time period may not be extended, except, upon a motion, which motion shall be served on all holders of Claims as to which an extension of the Claims Objection Deadline is sought, (f) Claims or Interests disallowed pursuant to section 502(d) of the Bankruptcy Code, or (f) Claims or Interests otherwise disputed by the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order, and in respect of which Claim the Claims Objection Deadline has not expired. A Claim that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution until it is no longer a Disputed Claim.

47. “Distribution” means any distribution provided for in the Plan by the Debtors or the Reorganized Debtors, as applicable, to Holders of Allowed Claims in full or partial satisfaction of such Allowed Claims.

48. “Distribution Record Date” means the date that is the Confirmation Date.

49. “Effective Date” means the date selected by the Debtors and the Winning Bidder that is a Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C and (b) no stay of the Confirmation Order is in effect.

50. “Employee Plans” means (i) the Debtors’ Key Employee Incentive Plan (ii) the Debtors’ Key Employee Retention Plan, (iii) the Fiscal 2016 Bonus Plan, and (iv) any severance policy maintained by the Debtors.

51. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

52. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

53. “Exculpated Claim” means any Claim related to any act or omission from the Petition Date through the Effective Date, derived from, based upon, related to or arising from the Debtors’ reorganization efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, filing, confirmation, approval, implementation, or administration of the Restructuring Support Agreement (and related prepetition transactions), the Disclosure Statement, the Plan (including any term sheets related thereto), the property to be distributed under the Plan or any contract, instrument, release or other agreement (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan the DIP Facility, the filing of the Chapter 11 Cases, the pursuit of Confirmation and Consummation and the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement.

54. “Exculpated Party” means each of: (a) the Debtors and their respective officers, directors, financial advisors, attorneys, accountants, investment bankers, and other professionals; and (b) the Creditors’ Committee, the members of the Creditors’ Committee, in their capacity as such, and the Creditors’ Committee’s financial advisors, attorneys, accountants, and other professionals.

55. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

56. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57. “File” or “Filed” means file or filed with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

58. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

59. “First Administrative Claims Bar Date” means the date by which all requests for payment of Administrative Claims accruing through and including July 31, 2016 must be Filed and served on the Reorganized Debtors, which date shall be August 15, 2016.

60. “Fiscal 2016 Bonus Plan” means the Debtors’ bonus plan for fiscal year 2016 as adopted by Parent’s board of directors on or about March 17, 2016.

61. “General Unsecured Claim” means any Unsecured Claim, including any claim arising from the rejection of a non-residential lease or executory contract, which is not a Mortgage Notes Claim, Intercompany Claim, or Qualified Unsecured Trade Claim; provided, for the avoidance of doubt, that General Unsecured Claims include the deficiency portion of the Term Loan Claims against Parent, PS Stores, and Miraloma.

62. “General Unsecured Claims Recovery Pool” means $400,000 in Cash.

63. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

64. “Holder” means any Entity holding a Claim or Interest.

65. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

67. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

68. “Interests” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

69. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

70. “Key Employee Incentive Plan” means that certain Key Employee Incentive Plan approved by the Court on May 12, 2016.

71. “Key Employee Retention Plan” means that certain Key Employee Retention Plan approved by the Court on May 12, 2016.

72. “License Agreements” means (i) the License Agreement with Pacific Sunwear of California, dated August 14, 2014, by and between Pacific Sunwear of California, Inc. and YYGM S.A. and (ii) the Service, Supply and Purchase Agreement, dated July 1, 2012, by and between Pacific Sunwear of California, Inc. and 3072541 Canada Inc.

73. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

74. “List of Designated Leases” means the list (as may be amended) of Unexpired Leases, if any, as determined by the Debtors and the Term Loan Lenders (including any amendments or modifications thereto) that may be designated for assumption or rejection, on or before such date as agreed to in writing by the Debtors and any applicable counterparty to an

Unexpired Lease, pursuant to the provisions of Article V of the Plan. For the avoidance of doubt, only counterparties to Unexpired Leases that have agreed in writing to extend the Debtors’ period to assume or reject such Unexpired Leases beyond the Confirmation Date may appear on the List of Designated Leases.

75. “Miraloma” means Miraloma Borrower Corporation.

76. “Miraloma Mortgage Note” means the Deed of Trust, Assignment of Rents and Security Agreement by Miraloma Borrower Corporation to the order of American National Insurance Company dated August 20, 2010, as amended.

77. “Mortgage Notes” means the Miraloma Mortgage Note and the PS Stores Mortgage Note.

78. “Mortgage Notes Claim” means Secured Claims in the aggregate amount of $27,353,758 derived from, based upon, relating to, or arising from the Mortgage Notes.

79. “New ABL Agent” means the administrative agent and collateral agent under the New ABL Facility.

80. “New ABL Facility” means the revolving credit facility to be provided pursuant to the New ABL Facility Credit Agreement.

81. “New ABL Facility Credit Agreement” means the loan agreement, to be dated as of the Effective Date that will govern the New ABL Facility, the form of which shall be included in the Plan Supplement.

82. “New Board” means the initial board of directors, members, or managers, as applicable, of Reorganized Parent, to be selected by the Winning Bidder in their sole discretion.

83. “New Money Investment” means the $20 million investment to be made by the Term Loan Lenders or their Affiliates if the Term Loan Lenders are the Winning Bidder, which shall take the form of either debt or equity, or a combination of debt and equity, on terms mutually agreed upon by the Debtors and either the Term Loan Lenders or their Affiliates (as applicable), to be determined at the time of the Filing of the Plan Supplement.

84. “New Organizational Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, the forms of which will be included in the Plan Supplement and which shall be in form and substance acceptable to the Winning Bidder in its sole discretion.

85. “New Parent Interests” means the Interests to be issued by Reorganized Parent under the Plan.

86. “New Term Loan” means a secured term loan in the amount of $30 million pursuant to the New Term Loan Credit Agreement.

87. “New Term Loan Credit Agreement” means the loan agreement, to be dated as of the Effective Date that will govern the New Term Loan, the form of which shall be included in the Plan Supplement.

88. “Notice, Claims and Balloting Agent” means Prime Clerk LLC.

89. “Other Secured Claim” means any Secured Claim that is not a DIP Facility Claim, an ABL Claim, a Mortgage Notes Claim, or a Term Loan Claim.

90. “Parent” means Pacific Sunwear of California, Inc.

91. “Parent Interests” means the Interests in Parent outstanding as of the Petition Date.

92. “Person” means a person as such term as defined in section 101(41) of the Bankruptcy Code.

93. “Petition Date” means April 7, 2016, the date on which each of the Debtors commenced the Chapter 11 Cases.

94. “Plan” means this Joint Plan of Reorganization of Pacific Sunwear of California, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement (as modified, amended or supplemented from time to time), which is incorporated herein by reference.

95. “Plan Projections” means the Debtors’ projected financial information, which shall be filed by the Debtors no later than seven (7) days before the Voting Deadline.

96. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed no later than seven (7) days before the Voting Deadline, which documents shall be in form and substance acceptable to the Winning Bidder in their sole discretion, on notice to parties in interest, and additional documents Filed before the Effective Date as supplements or amendments to the Plan Supplement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date with the advance written consent of the Winning Bidder.

97. “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

98. “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

99. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code upon approval by the Bankruptcy Court of a motion upon notice under section 503(b)(4) of the Bankruptcy Code; provided, for the avoidance of doubt, that any Entity employed by the Debtors in the ordinary course, including pursuant to any order of the Bankruptcy Court authorizing such ordinary course employment, shall not be a Professional.

100. “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

101. “Pro Rata” means the proportion that (a) an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class or (b) Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

102. “PS Stores” means Pacific Sunwear Stores Corp.

103. “PS Stores Mortgage Note” means the Mortgage, Security Agreement, Financing Statement and Fixture Filing by Pacific Sunwear Stores Corp. to the order of American National Insurance Company, dated August 10, 2010, as amended.

104. “Qualified Unsecured Trade Claim” means all Unsecured Claims directly relating to and arising solely from the receipt of goods and services by the Debtors arising with, and held by, Entities with whom the Debtors are conducting, and with whom the Reorganized Debtors elect to continue to conduct, business as of the Effective Date, which Entities shall have executed a Qualified Vendor Support Agreement prior to or on May 29, 2016; provided, however, that Qualified Unsecured Trade Claims shall not include Administrative Claims, Other Priority Claims, or Claims of any non-Debtor counterparty to a rejected Executory Contract or Unexpired Lease (which Claims of any non-Debtor counterparty to a rejected Executory Contract or Unexpired Lease for rejection damages shall be deemed General Unsecured Claims). A schedule of the Qualified Unsecured Trade Claims shall be included in the Plan Supplement.

105. “Qualified Vendor Support Agreement” means those certain agreements between the Debtors and Entities with whom the Debtors are conducting, and with whom the Reorganized Debtors elect to continue to conduct, business as of the Effective Date, which agreements shall be executed prior to or on May 29, 2016

106. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

107. “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors and the Winning Bidder, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Debtors or the Reorganized Debtors (as applicable) pursuant to the provisions of Article V and which shall be included in the Plan Supplement.

108. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

109. “Released Party” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the ABL Lender; (d) the ABL Agent; (e) the Term Loan Lenders; (f) the Term Loan Agent; (g) Holders of Series B Preferred Stock3 and/or any other Parent Interests into which any such shares of Series B Preferred Stock have been converted; (h) the DIP Facility Lenders; (i) the DIP Agent; (j) the Winning Bidder; (k) with respect to the entities in clauses (a) through (j), such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees (except for former employees of the Debtors, which shall not be deemed Released Parties), agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, provided, however, that equity holders of the Parent Debtor other than holders of (i) Series B Preferred Stock and/or (ii) any other Parent Interests into which any such shares of Series B Preferred Stock have been converted shall not be Released Parties.

110. “Releasing Parties” means, collectively, (a) ABL Lender; (b) the ABL Agent; (c) the Term Loan Lenders; (d) the Term Loan Agent; (e) Holders of Series B Preferred Stock and/or any other Parent Interests into which any such shares of Series B Preferred Stock have been converted; (f) the DIP Facility Lenders; (g) the DIP Agent; (h) the Winning Bidder; (i) all Holders of Claims that vote to accept the Plan; (j) all Holders of Claim that are deemed to accept the Plan; (k) all Holders of Claims entitled to vote for or against the Plan who abstain from voting and who do not opt out of the releases provided for in the Plan, except for those Holders of Claims whose solicitation packages were returned to the Debtors or their agent(s) as undeliverable, which shall be set forth on a notice to be filed by the Debtors or Reorganized Debtors, as applicable; and (l) with respect to each of the entities named in (a)–(k) above, such entities’ respective predecessors, successors, and assigns, each in their capacity as such.

111. “Reorganized Debtors” means the Debtors, or any successor or successors thereto, by merger, conversion, consolidation, or otherwise, on and/or after the Effective Date.

112. “Reorganized Parent” means Parent, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

113. “Restructuring Support Agreement” means the agreement, effective as of April 6, 2016, by and among the Debtors, the Term Loan Agent, and the Term Loan Lenders, pursuant to which such parties agreed (subject to certain conditions specified therein) to support the Plan.

114. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors, whether implemented before, on or after the Effective Date.

[3]	The Term Loan Lenders are the only holders of Series B Preferred Stock.

115. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as such schedules may be amended, modified, or supplemented from time to time.

116. “Second Administrative Claims Bar Date” means the date by which all requests for payment of Administrative Claims accruing on or after August 1, 2016 through and including the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, which date shall be 30 days after the Effective Date.

117. “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a Security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

118. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

119. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as amended, together with the rules and regulations promulgated thereunder.

120. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78nn, as amended.

121. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

122. “Series B Preferred Stock” means those certain Series B preferred equity shares in Parent.

123. “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental, or other tax, assessment, or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax, or additional amount) imposed by any federal, state, or local taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

124. “Term Loan Agent” means PS Holdings Agency Corp., in its capacities as administrative agent and collateral agent under the Term Loan Credit Agreement.

125. “Term Loan Claims” means Claims in the aggregate amount of $88,064,943 derived from, based upon, relating to, or arising from the Term Loan Credit Agreement, assuming that all the loans under the Term Loan Credit Agreement were repaid on the Petition Date.

126. “Term Loan Credit Agreement” means that certain Credit Agreement dated as of December 7, 2011, by and among Pacific Sunwear of California, Inc., as lead borrower, the guarantors party thereto, the Term Loan Lenders, and the Term Loan Agent, as amended by that certain First Amendment to the Credit Agreement, dated as of April 2, 2012, by and among Pacific Sunwear of California, Inc., the Term Loan Agent, and the Term Loan Lenders.

127. “Term Loan Lenders” means, collectively, PS Holdings of Delaware, LLC - Series A and PS Holdings of Delaware, LLC - Series B, in their capacity as lenders under the Term Loan Credit Agreement, or any successor or assignee thereof.

128. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

129. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

130. “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

131. “U.S. Trustee” means the United States Trustee for the District of Delaware.

132. “Voting Deadline” means 4:00 p.m. (prevailing Eastern Time) on August 3, 2016.

133. “Winning Bidder” means the Entity whose bid for all or substantially all of the Debtors’ assets, which for the avoidance of doubt may include the transaction contemplated under the Plan, is selected by the Debtors and approved by the Bankruptcy Court as the highest or otherwise best bid pursuant to the Bidding Procedures. For the avoidance of doubt, if no Qualified Bids (as defined in the Bidding Procedures) are submitted in accordance with the Bidding Procedures, the Term Loan Lenders shall be the Winning Bidder.

B. Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules, or, if no rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

C. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state or province of incorporation of the applicable Debtor or the Reorganized Debtors, as applicable.

E. Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX

CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A. Administrative Claims

1. Administrative Claims

Except with respect to Administrative Claims that are Accrued Professional Compensation Claims and except to the extent that a Holder of an Allowed Administrative Claim, on the one hand, and the Debtors and the Winning Bidder, on the other hand, agree to less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of (i) the Effective Date and (ii) the date on which such Administrative Claim against the Debtors becomes an Allowed Administrative Claim; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases (including, among other things, claims by landlords for rent and claims for postpetition taxes) shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements related thereto, or, with respect to postpetition tax claims, as required by applicable non-bankruptcy law, and without the requirement for the holder of any such Administrative Claim to file a request for payment of such Administrative Claim; and provided further, however, that the Reorganized Debtors shall pay Entities in the ordinary course of business for any work performed on and after the Effective Date in furtherance of the Plan or as authorized hereunder, in each case subject to any subsequent budget set forth in the Plan Supplement, as applicable. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

2. Professional Compensation

(a) Accrued Professional Compensation Claims

Professionals asserting a Accrued Professional Compensation Claim for services rendered before the Effective Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or any other applicable order of the Bankruptcy Court, an application for final allowance of such Accrued Professional Compensation Claim no later than 30 days after the Effective Date. Objections to any Accrued Professional Compensation Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Each Accrued Professional Compensation Claim allowed pursuant to such a final application shall be paid before the date that is ten (10) business days after entry by the Bankruptcy Court of an order allowing such Accrued Professional Compensation Claim.

3. Administrative Claim Bar Date

Except as otherwise provided in this Article II.A, requests for payment of Administrative Claims must be Filed on or before the First Administrative Claims Bar Date (August 15, 2016) or Second Administrative Claims Bar Date (30 days after the Effective Date), as applicable. Absent order of the Court to the contrary, Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 75 days after the Effective Date.

B. DIP Facility Claims

As of the Effective Date, the DIP Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Facility Credit Agreement, including principal, interest, fees, and expenses. On the Effective Date, the Holders of the DIP Facility Claims shall be paid in Cash in an amount equal to the amount of the DIP Facility Claims.

C. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Effective Date, at the option of the Debtors and the Winning Bidder, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

D. Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

B. Summary of Classification

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and, except as otherwise set forth below, the classifications for Classes 1 to 11 below shall be deemed to apply to each Debtor, as applicable. Certain classes with respect to certain Debtors may be vacant.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Priority Non-Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	ABL Claims	Vacant; Deemed Eliminated	Not Entitled to Vote (Deemed Eliminated)

4	Term Loan Claims	Impaired	Entitled to Vote

5A	Mortgage Notes Claims Against Parent	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5B	Mortgage Notes Claims Against PS Stores	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5C	Mortgage Notes Claims Against Miraloma	Unimpaired	Not Entitled to Vote (Presumed to Accept)

6	Qualified Unsecured Trade Claims	Impaired	Entitled to Vote

7	General Unsecured Claims	Impaired	Entitled to Vote

8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

10	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

11	Parent Interests (stock Interests in the Parent Debtor)	Impaired	Not Entitled to Vote (Deemed to Reject)

C. Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.	Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claim shall receive one of the following treatments, as determined by the Debtors and the Winning Bidder, as soon as reasonably practicable after the later of the Effective Date and the date on which such Other Secured Claim against the Debtors becomes an Allowed Other Secured Claim: (i) payment in full in Cash; (ii) delivery of the collateral securing any such allowed secured claim; and/or (iii) other treatment such that the Allowed Other Secured Claim shall be rendered Unimpaired.

(c)	Voting: Class 1 Other Secured Claims are Unimpaired by the Plan, and Holders of such Class 1 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Priority Non-Tax Claims

(a)	Classification: Class 2 consists of Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash. Allowed Priority Non-Tax Claims shall be paid as soon as reasonably practicable after the later of the Effective Date and the date on which such Priority Non-Tax Claim against the Debtors becomes an Allowed Priority Non-Tax Claim.

(c)	Voting: Class 2 Priority Non-Tax Claims are Unimpaired by the Plan, and Holders of such Class 2 Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan. Class 2 Priority Non-Tax Claims includes Claims in respect of gift card obligations and merchandise credits. These Claims will be satisfied by the Reorganized Debtors honoring the full amount of such gift cards and merchandise credits in the ordinary course of business.

3.	Class 3 - ABL Claims

(a)	Classification: Class 3 consists of the ABL Claims.

(b)	Allowance: The ABL Claims shall be Allowed.

(c)	Treatment: Class 3 is vacant and is deemed eliminated from the Plan.[4]

(d)	Voting: Class 3 is vacant and is deemed eliminated from the Plan.

4.	Class 4 - Term Loan Claims

(a)	Classification: Class 4 consists of the Term Loan Claims.

(b)	Allowance: The Term Loan Claims shall be Allowed.

[4]	As of the date hereof, the Debtors believe that the ABL Claims (other than indemnification obligations for which no claim has been asserted) have been paid in full in cash in accordance with the DIP Order. Notwithstanding the foregoing, in the event that any ABL Claims (other than indemnification obligations for which no claim has been asserted) remain outstanding, the Plan will be modified to provide for the indefeasible payment in full in cash upon the Effective Date of the Plan of all ABL Claims, including any accrued but unpaid interest and fees due and owing under the terms of the ABL Facility, any interim or final orders governing the ABL Facility and any related documents.

(c)	Treatment: On the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of the Term Loan Claims, the Holders of the Term Loan Claims shall receive 100 percent of the New Parent Interests and the New Term Loan.

(d)	Voting: Class 4 Term Loan Claims are Impaired by the Plan, and Holders of such Class 4 Term Loan Claims are entitled to vote to accept or reject the Plan.

5.	Class 5A - Mortgage Notes Claims Against Parent

(a)	Classification: Class 5A consists of all Mortgage Notes Claims against Parent.

(b)	Treatment: Mortgage Notes Claims against Parent will be reinstated as of the Effective Date.

(c)	Voting: Class 5A Mortgage Notes Claims against Parent are Unimpaired, and Holders of such Class 5A Mortgage Notes Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5A Mortgage Notes Claims are not entitled to vote to accept or reject the Plan.

6.	Class 5B - Mortgage Notes Claims Against PS Stores

(a)	Classification: Class 5B consists of all Mortgage Notes Claims against PS Stores.

(b)	Treatment: Mortgage Notes Claims against PS Stores will be reinstated as of the Effective Date.

(c)	Voting: Class 5B Mortgage Notes Claims against PS Stores are Unimpaired, and Holders of such Class 5B Mortgage Notes Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5B Mortgage Notes Claims are not entitled to vote to accept or reject the Plan.

7.	Class 5C - Mortgage Notes Claims Against Miraloma

(a)	Classification: Class 5C consists of all Mortgage Notes Claims against Miraloma.

(b)	Treatment: Mortgage Notes Claims against Miraloma will be reinstated as of the Effective Date.

(c)	Voting: Class 5C Mortgage Notes Claims against Miraloma are Unimpaired, and Holders of such Class 5C Mortgage Notes Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5C Mortgage Notes Claims are not entitled to vote to accept or reject the Plan.

8.	Class 6 - Qualified Unsecured Trade Claims

(a)	Classification: Class 6 consists of all Qualified Unsecured Trade Claims against the Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Qualified Unsecured Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Qualified Unsecured Trade Claim, each Holder of an Allowed Qualified Unsecured Trade Claim shall receive payment in full on account of such Qualified Unsecured Trade Claim in the following manner: (i) 50% of the such Allowed Qualified Unsecured Trade Claims to be paid on the Effective Date; and (ii) 50% of the Allowed Qualified Unsecured Trade Claim to be paid on December 15, 2016; provided, however, that Holders of Qualified Unsecured Trade Claims shall not receive postpetition interest, late fees, or penalties on account of such Claims.

(c)	Voting: Class 6 Qualified Unsecured Trade Claims are Impaired under the Plan. Therefore, Holders of such Qualified Unsecured Trade Claims are entitled to vote to accept or reject the Plan. Notwithstanding anything in the Qualified Vendor Support Agreement, or otherwise, all members of Class 6 are free to vote to accept the Plan, to reject the Plan, or not to vote on the Plan, and will not be deemed to be in breach of the Qualified Vendor Support Agreement regardless of how they vote or if they vote. Entities holding trade claims that did not timely execute a Qualified Vendor Support Agreement with the Debtors shall be part of Class 7.

9.	Class 7 - General Unsecured Claims

(a)	Classification: Class 7 consists of General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Class 7 General Unsecured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the each Allowed Class 7 General Unsecured Claim, each Holder of an Allowed Class 7 General Unsecured Claim shall receive its Pro Rata share of the General Unsecured Claims Recovery Pool of $400,000; provided that, on the Effective Date, Holders of the deficiency portion of the Term Loan Claims against Parent, PS Stores and Miraloma shall be deemed to have waived their right to receive any distribution from the Class 7 General Unsecured Claims Recovery Pool on account of such deficiency portion of the Term Loan Claims against Parent, PS Stores and Miraloma. Allowed Class 7 General Unsecured Claims shall be paid as soon as reasonably practicable after the reconciliation of all Disputed Class 7 General Unsecured Claims.

(c)	Voting: Class 7 General Unsecured Claims are Impaired under the Plan. Therefore, Holders of such Class 7 General Unsecured Claims are entitled to vote to accept or reject the Plan.

10.	Class 8 - Section 510(b) Claims

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Claims in Class 8 shall be cancelled without any distribution.

(c)	Voting: Class 8 Section 510(b) Claims are Impaired under the Plan, and Holders of such Class 8 Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

11.	Class 9 - Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims will be Reinstated as of the Effective Date.

(c)	Voting: Class 9 Intercompany Claims are Unimpaired under the Plan, and the Holders of such Class 9 Intercompany Claims conclusively is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9 Intercompany Claims are not entitled to vote to accept or reject the Plan.

12.	Class 10 - Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests will be Reinstated as of the Effective Date.

(c)	Voting: Class 10 Intercompany Interests are Unimpaired under the Plan, and the Holder of such Class 10 Intercompany Interests conclusively is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holder of Class 10 Intercompany Interests is not entitled to vote to accept or reject the Plan.

13.	Class 11 - Parent Interests

(a)	Classification: Class 11 consists of Parent Interests (stock interests in the Parent Debtor).

(b)	Treatment: Holders of Parent Interests shall not receive any distribution on account of such Interests. On the Effective Date, Parent Interests shall be cancelled and discharged.

(c)	Voting: Class 11 Parent Interests are Impaired and Holders of such Class 11 Parent Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 11 Parent Interests are not entitled to vote to accept or reject the Plan.

D. Acceptance or Rejection of the Plan

1. Voting Classes

Classes 4, 6 and 7 are Impaired under the Plan. Each Holder of a Claim in such Classes is entitled to vote to accept or reject the Plan.

2. Presumed Acceptance of the Plan

Classes 1, 2, 3, 5A, 5B, 5C, 9 and 10 are Unimpaired under the Plan. Each Holder of a Claim in such Classes is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

3. Presumed Rejection of Plan

Classes 8 and 11 are Impaired and shall receive no distribution under the Plan. Each Holder of a Claim or Interest in such Classes is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

E. Special Provision Governing Claims that are Not Impaired

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are not Impaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are not Impaired. If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired for purposes of voting on the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

F. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

G. Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors and the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I. Intercompany Claims and Intercompany Interests.

Distributions on account of Intercompany Claims and Intercompany Interests are not being received by Holders of such Intercompany Claims and Intercompany Interests on account of such Intercompany Claims and Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Parent Interests.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Restructuring Transactions

On or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall enter into the Restructuring Transactions and shall take any actions as may be necessary or appropriate to effect a restructuring of the corporate and capital structure of the Reorganized Debtors, as and to the extent provided therein. The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions, regardless of whether such actions are taken on or after the Effective Date.

B. Reorganized Parent

On the Effective Date, the New Board of Reorganized Parent shall be established, and Reorganized Parent shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to implement the Restructuring Transactions and adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary or desirable to consummate the Plan, which actions, regardless of whether taken before, before, on or after the Effective Date, shall be deemed to constitute a Restructuring Transaction.

C. Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations, as well as the following sources of consideration.

1. New ABL Facility

On the Effective Date, the Reorganized Debtors shall enter into the New ABL Facility. The Reorganized Debtors shall use proceeds of the New ABL Facility to fund ongoing operations and obligations under the Plan, including to pay or refinance the DIP Facility Claims in full in cash.

2. New Money Investment

On the Effective Date, if the Term Loan Lenders are the Winning Bidder, the Reorganized Debtors shall receive the New Money Investment. The Reorganized Debtors shall use proceeds of the New Money Investment to fund ongoing operations.

3. Issuance of New Parent Interests

Upon the occurrence of the Effective Date, the issuance of the New Parent Interests by Reorganized Parent is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

All of the units of New Parent Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

D. Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other similar formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other similar formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

E. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F. Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the ABL Credit Agreement, the Term Loan Credit Agreement, and any other Certificate, Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors; provided further, however, that the foregoing shall not effect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor; provided further, however, that the foregoing shall not impact or cancel the New ABL Facility. Notwithstanding the foregoing, no executory contract or unexpired lease that (i) has been, or will be, assumed pursuant to Section 365 of the Bankruptcy Code, (ii) relating to a claim pursuant to which any of the Debtors has entered into a Qualified Vendor Support Agreement, or (iii) relating to a Claim that was paid in full prior to the Effective Date, shall be terminated or cancelled on the Effective Date.

G. Corporate Action

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on or after the Effective Date, shall be deemed authorized and approved in all respects, including: (1) selection of the directors and officers for the Reorganized Debtors; (2) the issuance of the New Parent Interests; (3) implementation of the Restructuring Transactions; (4) execution of the New ABL Facility Credit Agreement and any and all other agreements, documents, securities, and instruments relating thereto; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan or deemed necessary or desirable by the Debtors before, on or after the Effective Date involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan or corporate structure of the Debtors or Reorganized Debtors shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. Before, on or after the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New ABL Facility Credit Agreement and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Parent Interests shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

H. New Organizational Documents

Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and their respective New Organizational Documents and any such action shall be deemed a Restructuring Transaction deemed to have occurred and be in effect on the Effective Date.

I. Directors, Managers, and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed by the Winning Bidder in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of any of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

J. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan; provided, that, for the avoidance of doubt, the dissolution of PS Stores for tax purposes, the merger of PS Stores into Parent, conversion of PS Stores into a limited liability company, or any other transaction after the Effective Date shall be deemed a Restructuring Transaction deemed to have occurred and be in effect on the Effective Date.

K. Section 1146 Exemption

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

L. Director and Officer Liability Insurance; Other Insurance

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under the Debtors’ tail coverage liability insurance (i.e., directors’ and officers’ liability insurance coverage that extends beyond the end of the policy period) in effect and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

The Debtors will maintain and, to the extent applicable, assume their directors’ and officers’, general liability, and other insurance policies. The Debtors will list all current year insurance policies among the Assumed Executory Contracts and Unexpired Lease List.

M. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article IV.L hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, a Qualified Vendor Support Agreement, or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation of the Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Notwithstanding anything to the contrary in the Plan, all Avoidance Actions, except than those elected to be preserved by the Winning Bidder in their sole discretion as set forth in the Plan Supplement, are hereby waived, relinquished, exculpated, released, compromised, and settled.

N. Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code and, to the extent that section 1145 of the Bankruptcy Code is inapplicable, section 4(a)(2) of the Securities Act, the issuance of the New Parent Interests as contemplated by the Plan is exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security. As long as the exemption to registration under section 1145 of the Bankruptcy Code is applicable, the New Parent Interests are not “restricted securities” (as defined in rule 144(a)(3) under the Securities Act) and are freely tradable and transferable by any initial recipient thereof that (x) is not an “affiliate” of the Reorganized Debtors (as defined in rule 144(a)(1) under the Securities Act), (y) has not been such an “affiliate” within 90 days of such transfer, and (z) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Parent Interests through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Parent Interests under applicable securities laws. The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Parent Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New ABL Facility or the New Parent Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to assume Filed on or before the Confirmation Date; (4) is identified on the Assumed Executory Contracts and Unexpired Lease List; (5) is either of the License Agreements, or (6) appears on the List of Designated Leases.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Employee Plans shall be assumed by the Reorganized Debtors pursuant to the provisions of this Article V, provided, however, that in respect of any employee included in the Debtors’ Key Employee Incentive Plan or Key Employee Retention Plan, the Fiscal 2016 Bonus Plan shall be assumed by the Reorganized Debtors only on a prorated basis for the period after the Effective Date (such that the bonus payable to any such employee under the Fiscal 2016 Bonus Plan shall equal (x) the bonus, if any, payable under the Fiscal 2016 Bonus Plan multiplied by (y) (i) the number of days between the Effective Date and the end of fiscal year 2016, divided by (ii) 365). Any bonus to be paid to insiders, as that term is defined in section 101 (31) of the Bankruptcy Code, under the 2016 Fiscal Bonus Plan, or any other bonus plan to be assumed under the Plan other than the Debtors’ Key Employee Incentive Plan or Key Employee Retention Plan, will be subject to approval by the Board of Directors of the Reorganized Parent.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases List, or the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date or such later date as the Winning Bidder and an objecting counterparty may fix and agree and the Bankruptcy Court approves. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume or assume and assign Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the later of service of (i) notice of the Effective Date and (ii) notice that a particular Executory Contract or Unexpired Lease has been designated as rejected. Notice of the Effective Date will expressly notify all counterparties to Executory Contracts and Unexpired Leases that, unless an Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to assume Filed on or before the Confirmation Date; (4) is identified on the Assumed Executory Contracts and Unexpired Lease List; (5) is either of the License Agreements; or (6) appears on the List of Designated Leases, such Executory Contract or Unexpired Lease has been rejected, and any counterparty has until 30 days after the date of such notice to file a Claim for rejection damages. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan, as applicable.

Rejection Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates, and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. Such Rejection Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII hereof.

C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease that the Debtors assume, or assume and assign, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

At least fourteen (14) days before the deadline to object to confirmation of the Plan, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed and served on the Debtors by the deadline to object to confirmation of the Plan. Absent order of the Court to the contrary, any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount; provided, however, the Debtors and the Winning Bidder, shall have the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Lease List or Rejected Executory Contracts and Unexpired Lease List, as applicable, as identified in the Plan Supplement, through and including the Confirmation Date, provided that the Debtors and the Winning Bidder shall have the right to remove an Executory Contract or Unexpired Lease from the Assumed Executory Contracts and Unexpired Lease List through and including the Effective Date that is the subject of a Cure Claim that has been disputed if the Court determines that the Cure Claim in respect of such Executory Contract or Unexpired Lease is higher than the Cure Claim for such Executory Contract or Unexpired Lease asserted or agreed to by the Debtors (except that, notwithstanding anything to the contrary contained herein, no such alteration, amendment, modification, or supplement may remove any of the Employee Plans from the Assumed Executory Contracts and Unexpired Lease List). To the extent that the Debtors and the Winning Bidder alter, amend, modify, or supplement the lists of Executory Contracts and Unexpired Leases included in the Plan Supplement, the Debtors will provide notice to each counterparty to an affected Executory Contract or Unexpired Lease within five days of such decision. To the extent such alteration, amendment, modification, or supplement to the Assumed Executory Contracts and Unexpired Lease List identifies an Executory Contract or Unexpired Lease that was not previously on such list or reduces the calculation of a Cure Claim, the notice provided to each affected counterparty shall provide a deadline of not less than ten (10) Business Days from the date of service of such notice for such affected counterparty to object to the proposed assumption or related Cure Claim.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and payment of the applicable Cure Claim, if any, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date of the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease.

D. List of Designated Leases

Any Unexpired Lease appearing on the List of Designated Leases may be placed on the Assumed Executory Contract and Unexpired Lease List or the Rejected Executory Contract and Unexpired Lease List through and including the applicable agreed-upon designation date, which, for the avoidance of doubt, may be after the Confirmation Hearing or the Effective Date. The Debtors or Reorganized Debtors, as applicable, shall file and serve a notice of assumption or rejection to the counterparty of such Unexpired Lease upon placing such Unexpired Lease on the Assumed Executory Contract and Unexpired Lease List or the Rejected Executory Contract and Unexpired Lease List. Solely to the extent that (a) the notice of assumption contains a lower proposed Cure Claim than originally proposed by the Debtors in the Cure Notice or (b) the applicable counterparty has not previously been sent a Cure Notice with a proposed Cure Claim, any objections to such proposed Cure Claim with respect to an Unexpired Lease moved from the List of Designated Leases to the Assumed Executory Contract and Unexpired Lease List must be filed with the Court and served on the Debtors or Reorganized Debtors, as applicable, within 30 days of the date such notice of assumption is served, which deadline shall be set forth in the notice of assumption. Any dispute related to Cure Claims that is unable to be resolved by the parties shall be resolved by the Bankruptcy Court; provided, however, that nothing herein shall prohibit the Debtors or Reorganized Debtors, as applicable, from resolving such Cure Claims without further Bankruptcy Court order. Any Proof of Claim asserting Claims arising from an Unexpired Lease moved from the List of Designated Leases to the Rejected Executory Contract and Unexpired Lease List must be filed by Holders of such Claims in accordance with the terms of the Plan and the Bar Date Order within thirty (30) days after the date such notice of rejection is served, which deadline shall be set forth in the notice of rejection.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections, as applicable, of such Unexpired Leases on the List of Designated Leases that are subsequently moved to the Assumed Executory Contract and Unexpired Leases List, or the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Assumption of Leases moved from the List of Designated Leases to the Assumed Executory Contract and Unexpired Leases List shall be effective as of the Effective Date or such later date as the Winning Bidder and an applicable counterparty may fix and agree, and such date shall be indicated in any notice of assumption filed and served pursuant to this section. Rejection of Leases moved from the List of Designated Leases to the Rejected Executory Contract and Unexpired Leases List shall be effective as of the date of filing of a notice of rejection pursuant to this section.

E. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed or Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors and the Winning Bidder shall have 28 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date, each Holder of an Allowed Claim shall receive such distributions that the Plan provides for Allowed Claims in each applicable Class in accordance with Article III hereof. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Voting Deadline.

B. Disbursing Agent

Distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C. Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests on the Effective Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2. Minimum Distributions

Notwithstanding any other provision of the Plan, the Disbursing Agent will not be required to make distributions of Cash less than $50 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claims against the Debtors or their property, provided, however, that (i) gift cards and merchandise credits shall be honored in full even if the amount of a gift card or merchandise credit is less than $50, and (ii) distributions shall be made with no minimum amount in respect of a Claim that is included in a class that has been certified by the Court.

3. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

E. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

F. Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G. Setoffs and Recoupment

The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim. The Debtors shall provide notice to any affected party of any such setoff or recoupment, and such affected party may challenge such setoff or recoupment in the Bankruptcy Court or any other court with jurisdiction.

H. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

To the extent that a Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or the Reorganized Debtors, the Debtors or the Reorganized Debtors, as applicable, may, with the authorization of the Holder or by order of the Bankruptcy Court, reduce in full a Claim, and such Claim shall be disallowed. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Debtor or the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor or the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers has paid in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged with the express agreement of the Holder of such Claim or by order of the Bankruptcy Court..

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A. Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately before the Effective Date.

B. Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C. Estimation of Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute either the Allowed amount or a maximum limitation on such Claim, as determined by the Court, for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D. Adjustment to Claims Without Objection

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

E. Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline (as may be extended by order of the Bankruptcy Court).

F. Disallowance of Claims

Except as otherwise provided herein, any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be subject to a timely-filed objection pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.

G. Amendments to Claims

On or after the applicable bar date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors. Absent such authorization, any new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.

H. No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed as set forth in Article VII.B, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

I. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Compromise and Settlement of Claims, Interests and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors and their Estates and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B. Discharge of Claims and Termination of Interests

Upon entry of the Confirmation Order, and except as otherwise provided in the Plan, the Debtors shall be discharged to the fullest extent permitted by Section 1141(d) of the Bankruptcy Code.

C. Release of Liens

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

D. Releases by the Debtors

On the Effective Date of the Plan and to the fullest extent authorized by applicable law, for good and valuable consideration, the Released Parties will be and will be deemed to be expressly, unconditionally, generally, and individually and collectively released, acquitted, and discharged by the Debtors and their Estates and the Reorganized Debtors from any and all actions, Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted (or that could be asserted) on behalf of the Debtors, their Estates, or the Reorganized Debtors (as applicable), whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, that the Debtors, the Reorganized Debtors, the Debtors’ Estates or their Affiliates (whether individually or collectively) or on behalf of the Holder of any Claim or interest or other Entity, ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in or out of court restructuring efforts, the DIP Facility Credit Agreement, the ABL Credit Agreement, the Term Loan Credit Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the restructuring, any preference or avoidance Claim pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code, the negotiation, formulation, or preparation of the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of securities pursuant to the Plan or the Distribution of property under the Plan, the Restructuring Support Agreement, the Plan Supplement, any Disclosure Statement, or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the order confirming the Plan in lieu of such legal opinion), or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Effective Date of the Plan, except for any Claims and Causes of Action for actual fraud, willful misconduct, or gross negligence.

E. Releases by Holders

On the Effective Date of the Plan and to the fullest extent authorized by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to have expressly, unconditionally, generally and individually and collectively, released, acquitted and discharged the Released Parties from any and all actions, Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted (or that could be asserted) on behalf of the Debtors, their estates, or the Reorganized Debtors (as applicable), whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in or out of court restructuring efforts, the DIP Facility Credit Agreement, the ABL Credit Agreement, the Term Loan Credit Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the restructuring, the negotiation, any preference or avoidance Claim pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code, formulation, or preparation of the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of securities pursuant to the Plan or the Distribution of property under the Plan, the Restructuring Support Agreement, the Plan Supplement, any Disclosure Statement, or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the order confirming the Plan in lieu of such legal opinion), or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Effective Date of the Plan, except for any Claims and Causes of Action for actual fraud or willful misconduct; provided, however, that indemnity obligations under the DIP Facility and the ABL Facility and the obligations under the New ABL Facility shall not be released hereunder; and provided further, however, that in respect of any Holder that holds (x) a Claim that is Unimpaired under the Plan and (y) any other claim(s) or interest(s) in respect of which such Holder would not be deemed a Releasing Party under the Plan, nothing in this Article VIII.E shall operate as a release of such other claim(s) or interest(s) in respect of which such Holder would not be deemed a Releasing Party.

F. Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for actual fraud or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

G. Injunction

From and after the Effective Date, except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Oder, all entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.E of the Plan, or which shall be discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.F of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such entities or the property or the estates of such entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff or subrogation of any kind against any obligation due from such entities or against the property of such entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has asserted and/or exercised such right of setoff prior to the Confirmation Date (or, in respect of any counterparty to a rejected Unexpired Lease or Executory Contract for which the effective date of such rejection is later than the Effective Date of this Plan, the effective date of such rejection) and provided notice to the Debtors of the assertion and/or exercise of such right; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

H. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to Confirmation

It shall be a condition to Confirmation that all provisions, terms, and conditions hereof are approved in the Confirmation Order.

B. Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Plan, the Confirmation Order, the New ABL Facility Credit Agreement and the New Term Loan Credit Agreement shall be in form and substance consistent in all material respects with the Restructuring Support Agreement and, to the extent the Plan, the Confirmation Order, the New ABL Facility Credit Agreement or the New Term Loan Credit Agreement contain terms not expressly contemplated by the Restructuring Support Agreement, otherwise acceptable in all respects to the Debtors and the Term Loan Lenders in their respective sole discretion, and each of the foregoing shall be in full force and effect;

2. the assumption of the License Agreements shall have been approved by a Final Order of the Bankruptcy Court (or other court of competent jurisdiction), and any and all conditions to assumption thereof shall have been satisfied;

3. the rejection of any Executory Contracts or Unexpired Leases identified for rejection shall have been approved by a Final Order of the Bankruptcy Court (or other court of competent jurisdiction), and any and all conditions to rejection thereof shall have been satisfied;

4. the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order;

5. the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect and assumed in connection with Confirmation;

6. all reasonable and documented fees and out-of-pocket costs and expenses of the ABL Agent, ABL Lender, Term Loan Agent, Term Loan Lenders, DIP Agent, DIP Lenders, New ABL Agent, and New ABL Lenders shall have been paid in full in cash by the Debtors, provided that any such fees, costs and expenses incurred through the Effective Date shall be subject to the review and objection provisions contained in the DIP Order and may be subject to disgorgement in the event of an objection that is sustained by the Bankruptcy Court;

7. the amount of (a) non-ordinary course Allowed Administrative Claims shall not exceed an aggregate of $8.0 million, provided that, for the avoidance of doubt, ordinary course Administrative Claims include (i) Claims under section 503(b)(9) of the Bankruptcy Code, (ii) Claims in respect of postpetition payroll and employee benefits, (iii) Claims by vendors or utility companies for postpetition goods and services, (iv) Accrued Professional Compensation Claims (including any “transaction fee”), (v) Claims for professional fees asserted by professionals employed by the lenders (including any “transaction fee”), (vi) Claims in respect of postpetition taxes, (vii) Claims by landlords for stub rent, (viii) Claims for accrued postpetition interest on the ABL Claims, the Term Loan Claims and Mortgage Notes, (ix) Claims for accrued postpetition royalties, (x) Claims for accrued obligations owing to the ABL Lender on account of postpetition payment card obligations, (xi) Claims in respect of gift cards purchased postpetition, (xii) Claims for any severance payment to any employees terminated postpetition, (xiii) Cure Claims, and (xiv) payments in respect of any key employee retention or incentive programs approved by the Court, in each case subject to the budget set forth in the DIP Order and to the exit budget; (b) non-ordinary course Allowed Priority Non-Tax Claims shall not exceed an aggregate of $1.0 million, provided that, for the avoidance of doubt, ordinary course Priority Non-Tax Claims include Claims in respect of prepetition payroll and employee benefits and Claims in respect of gift cards purchased prepetition, in each case as set forth and described in the motions filed by the Debtors on or about the Petition Date and subject to the budget set forth in the DIP Order and to the exit budget; and (c) Allowed Other Secured Claims shall not exceed an aggregate of $3.0 million, in each case unless otherwise agreed to by the Winning Bidder; and

8. all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

C. Waiver of Conditions

The conditions to Confirmation and to Consummation set forth in Article IX may be waived by the Debtors, with the advance written consent of the Winning Bidder, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan, provided that the condition that the Confirmation Order be entered before the Effective Date may not be waived.

D. Effect of Failure of Conditions

If the Consummation of the Plan does not occur on or before the date indicated in Section 3.03(a)(xiv) of the Restructuring Support Agreement (which date is subject to modification and extension), the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, subject to the advance written consent of both the Term Loan Lenders and the Winning Bidder (if not the Term Loan Lenders), whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors expressly reserve their respective rights to revoke or withdraw, to alter, amend or modify the Plan, subject to the advance written consent of both the Term Loan Lenders and the Winning Bidder (if not the Term Loan Lenders), with respect to such Debtor, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the

Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, provided, however, that no modification shall change the treatment of any of the DIP Agent, DIP Lenders, ABL Agent, or ABL Lender without such party or parties’ consent in its or their sole and absolute discretion.

B. Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan

The Debtors, subject to the advance written consent of both the Term Loan Lenders and the Winning Bidder (if not the Term Loan Lenders), reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors, subject to the advance written consent of both the Term Loan Lenders and the Winning Bidder (if not the Term Loan Lenders), revoke or withdraw the Plan, or if Confirmation or Consummation does not occur on or before the date indicated in Section 3.03(a)(xiv) of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor, any Holder, or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals (including Accrued Professional Compensation Claims) authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.H.1;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement or the Confirmation Order;

15. enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Restructuring Transactions, whether they occur before, on or after the Effective Date;

21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in connection with and under the Plan, including under Article VIII;

23. enforce all orders previously entered by the Bankruptcy Court; and

24. hear any other matters as to which the Bankruptcy Court has jurisdiction.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B. Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which agreements and other documents shall be in form and substance acceptable to both the Term Loan Lenders and the Winning Bidder (if not the Term Loan Lenders). The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Statutory Committee and Cessation of Fee and Expense Payment

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases, except for the filing of applications for compensation. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees after the Effective Date.

D. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders unless and until the Effective Date has occurred.

E. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F. Notices

To be effective, all notices, requests and demands to or upon the Debtors shall be in writing (including by facsimile transmission). Unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

Pacific Sunwear of California, Inc.

3459 E. Miraloma Ave

Anaheim, California 92806

Attention: Leah Roman, Esq.

E-mail address: lroman@pacificsunwear.com

with copy to:

Klee, Tuchin, Bogdanoff & Stern LLP

1999 Avenue of the Stars, 39th Floor

Los Angeles, California 90067

Attention: Michael L. Tuchin

E-mail addresses: mtuchin@ktbslaw.com

- and -

PS Holdings of Delaware, LLC - Series A

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Attn: Stephen Oetgen

E-mail address: soetgen@goldengatecap.com

and

PS Holdings of Delaware, LLC - Series B

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Attn: Stephen Oetgen, P.C.

E-mail address: soetgen@goldengatecap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Nicole A. Greenblatt, P.C.

E-mail address: ngreenblatt@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attn: Melissa N. Koss

E-mail address: melissa.koss@kirkland.com

After the Effective Date, the Reorganized Debtors may notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G. Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H. Exhibits

The Plan Projections and all exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice, Claims, and Balloting Agent at https://cases.primeclerk.com/pacsun or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

I. Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the advance written consent of the Debtors, the Term Loan Lenders, and the Winning Bidder (if not the Term Loan Lenders); and (3) non-severable and mutually dependent.

J. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and, therefore, no such parties will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

K. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

L. Conflicts

In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement or any Order in the Chapter 11 Cases, or any agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence; provided, however, that the Confirmation Order shall control and take precedence in the event of any inconsistency between the Confirmation Order, any provision of the Plan, and any of the foregoing documents.

[Remainder of page intentionally left blank.]

Dated: September 6, 2016

Wilmington, Delaware

PACIFIC SUNWEAR OF CALIFORNIA, INC.

By:	/s/ Gary H. Schoenfeld
Name: Title:	Gary H. Schoenfeld President and Chief Executive Officer

PACIFIC SUNWEAR STORES CORP.

By:	/s/ Gary H. Schoenfeld
Name: Title:	Gary H. Schoenfeld President and Chief Executive Officer

MIRALOMA BORROWER CORPORATION

By:	/s/ Gary H. Schoenfeld
Name: Title:	Gary H. Schoenfeld President and Chief Executive Officer

COUNSEL:

Michael R. Nestor, Esq. (Bar No. 3526)

Joseph M. Barry, Esq. (Bar No. 4221)

Maris J. Kandestin, Esq. (Bar No. 5294)

Shane M. Reil, Esq. (Bar No. 6195)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Tel:      (302) 571-6600

Fax:     (302) 571-1253

Email: mnestor@ycst.com

jbarry@ycst.com

mkandestin@ycst.com

sreil@ycst.com

Michael L. Tuchin, Esq.

David M. Guess, Esq.

Jonathan M. Weiss, Esq.

Sasha M. Gurvitz, Esq.

KLEE, TUCHIN, BOGDANOFF & STERN LLP

1999 Avenue of the Stars, 39th Floor

Los Angeles, CA 90067

Tel:      (310) 407-4029

Fax:     (310) 407-9090

Email: mtuchin@ktbslaw.com

dguess@ktbslaw.com

jweiss@ktbslaw.com

sgurvitz@ktbslaw.com

Co-Counsel to the Debtors and Debtors in Possession